Exhibit 99.1

CION Investment Corporation Announces the Issuance of Additional $100 Million Floating Rate Senior Unsecured Notes due 2027

Senior Unsecured Notes are Rated Investment Grade

NEW YORK, NY (September 23, 2024) – CION Investment Corporation (NYSE: CION) (“CION”) announced today that it closed an offering of $100 million in aggregate principal amount of its floating rate Senior Unsecured Notes, Tranche B, due 2027 (the “Notes”). The Notes represent an add-on, second tranche of the 2027 Notes that were issued by CION in November 2023.

The Notes will bear interest at a floating rate equal to the three-month Secured Overnight Financing Rate (“SOFR”) plus a credit spread of 3.90% per year and subject to a 2.00% SOFR floor, which will be paid quarterly commencing on November 15, 2024. The Notes will mature on November 8, 2027 and may be redeemed in whole or in part at CION’s option at par plus a “make-whole” premium, if applicable. The Notes will be general, unsecured obligations and rank equal in right of payment with all of CION’s existing and future unsecured indebtedness. The Notes are rated investment grade.

CION expects to use the net proceeds of this offering to primarily repay debt under its senior secured financing arrangements, make investments in portfolio companies in accordance with its investment objectives, and for working capital and general corporate purposes. CION incurred certain customary costs and expenses in connection with issuing the Notes.

Edgar Matthews & Co. LLC acted as the sole placement agent for this offering.

The offering was conducted, and the Notes were issued, as a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder. As a result, the Notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Keith Franz, CFO of CION stated, “Increasing our unsecured debt mix remains a strategic priority for CION and we are pleased to announce the successful closure of an additional $100 million of floating rate Senior Unsecured Notes. We believe our strong balance sheet is well-positioned for the current macroeconomic environment, enabling CION to remain flexible heading into the fourth quarter of 2024. We appreciate the continued support of our investors and look forward to further developing these relationships.”

ABOUT CION INVESTMENT CORPORATION

CION Investment Corporation is a leading publicly listed business development company that had approximately $2.0 billion in total assets as of June 30, 2024. CION seeks to generate current income and, to a lesser extent, capital appreciation for investors by focusing primarily on senior secured loans to U.S. middle-market companies. CION is advised by CION Investment Management, LLC, a registered investment adviser and an affiliate of CION. For more information, please visit www.cionbdc.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "project," "target," "estimate," "intend," "continue," or "believe" or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss CION’s plans, strategies, prospects and expectations concerning its business, operating results, financial condition and other similar matters. These statements represent CION’s belief regarding future events that, by their nature, are uncertain and outside of CION’s control. There are likely to be events in the future, however, that CION is not able to predict accurately or control. Any forward-looking statement made by CION in this press release speaks only as of the date on which it is made. Factors or events that could cause CION’s actual results to differ, possibly materially from its expectations, include, but are not limited to, the risks, uncertainties and other factors CION identifies in the sections entitled "Risk Factors" and "Forward-Looking Statements" in filings CION makes with the SEC, and it is not possible for CION to predict or identify all of them. CION undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CION’s Current Report on Form 8-K, which CION filed with the SEC on September 23, 2024, as well as CION’s other reports filed with the SEC. A copy of CION’s Current Report on Form 8-K and CION’s other reports filed with the SEC can be found on CION’s website at www.cionbdc.com and the SEC’s website at www.sec.gov.

CONTACTS

Media

Susan Armstrong

sarmstrong@cioninvestments.com

Investor Relations

Charlie Arestia

carestia@cioninvestments.com

(646) 253-8259